Filed Pursuant to Rule 424(b)(3)

Registration No. 333-214579

Supplement No. 1

 To Prospectus Supplement dated May 18, 2018

(To Prospectus dated November 10, 2016)

of

Global Net Lease, Inc.

Relating to

Series B Units consisting of Shares of Series B Preferred Stock

This Prospectus Supplement No. 1 supplements and amends our prospectus supplement dated May 18, 2018, and its accompanying prospectus, dated November 10, 2016, filed as part of our registration statement on Form S-3 (File No. 333-214579), relating to the offering of units each consisting of ten shares of our Series B Preferred Stock at a minimum price per unit on a best-efforts basis to the public in Israel. This Prospectus Supplement No. 1 should be read together with the prospectus supplement and the accompanying prospectus to which it relates. We have terminated the publicly registered offering contemplated by the prospectus supplement and its accompanying prospectus effective July 25, 2018. Prior to the termination of the offering, the price per unit and aggregate amount per unit had not yet been determined and no securities had been sold in the offering.

Neither the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is July 25, 2018